Exhibit 99.1

Investor Contact:	Investor Relations
Polycom, Inc.
+1-925-924-5907
investor@polycom.com

Press Contacts:	Caroline Japic
Polycom, Inc.
+1-408-474-2265
caroline.japic@polycom.com

Polycom and HP Announce Broad Strategic Alliance

Polycom to Acquire HP’s Visual Collaboration Business and Become an Exclusive Partner to

HP for Telepresence and Certain Video Unified Communications Solutions

HP to combine its industry leading networking with Polycom’s leading UC to deliver comprehensive communication solutions to its customers

PLEASANTON, Calif. – June 1, 2011 – HP (NYSE:HPQ) and Polycom, Inc. (Nasdaq: PLCM), a global leader in unified communications (UC), today announced they have entered into a definitive agreement under which Polycom will acquire the assets of HP’s Visual Collaboration business, including the Halo Products and Managed Services business.

In conjunction with this acquisition, HP and Polycom have agreed to establish a strategic relationship in which Polycom will serve as an exclusive partner to HP for telepresence and certain video UC solutions, including both resale and internal HP deployments. The two companies have also agreed to make available Polycom’s video applications for HP’s WebOS platform.

The alliance extends Polycom’s leadership in the Unified Communications and Collaboration market with HP’s installed base of visual collaboration products and technology. The exclusive partnership broadens the company’s strategic relationship with HP and expands the UC solutions HP offers its global customer base.

Under the terms of its agreements with HP, Polycom will provide expertise in software technology and UC infrastructure, covering the full continuum of integrated and secure mobile, desktop, room and telepresence solutions. HP will provide its expertise and leadership in go-to-market strategies for UC solutions and will resell Polycom’s UC solutions including: personal and group UC devices, UC infrastructure, UC managed services, and audio/video software.

This alliance combines HP’s networking scale and global reach with Polycom’s expertise in video conferencing to provide customers world-class video and UC solutions through Polycom infrastructure deployed on HP networking and systems. This also allows customers to capitalize on the critical importance of networking as the foundation for a superior video experience and tap the global services of HP for turnkey communications solutions.

“This announcement is a truly groundbreaking development in the UC industry, creating a path for Polycom and HP to offer customers an end-to-end UC solution with an unparalleled user experience, interoperability, investment protection, and ease of deployment,” said Andrew Miller, Polycom president and CEO. “The transaction makes the most of the strength of two industry leading, customer-centric organizations to offer a seamless UC experience with high-quality, enterprise-class telepresence solutions to millions of customers. Our broadened relationship with HP underscores Polycom’s focus and commitment to bring the most advanced and innovative UC solutions to market.”

“Customers will benefit from this transaction and alliance because they will receive the focus of two world-class technology companies through greater service and product opportunities,” said Shane Robison, HP executive vice president and chief strategy and technology officer. “This transaction and alliance allows us to focus on executing our strategy in cloud computing and connectivity, while ensuring the long-term care of our customers and development of our services business.”

Polycom expects this acquisition to be slightly accretive to earnings upon closing. The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close in Q3 2011.

Webcast Details

As has been noted on Polycom’s website since May 3, 2011, Polycom will be hosting a live webcast today at 11 a.m. EDT/8 a.m. PDT to discuss this transaction and other strategic developments. The webcast can be accessed at www.polycom.com.

About HP

HP creates new possibilities for technology to have a meaningful impact on people, businesses, governments, and society. The world's largest technology company, HP brings together a portfolio that spans printing, personal computing, software, services and IT infrastructure at the convergence of the cloud and connectivity, creating seamless, secure, context-aware experiences for a connected world. More information about HP is available at www.hp.com.

About Polycom

Polycom, Inc. (Nasdaq: PLCM) is a global leader in unified communications solutions with industry-leading telepresence, video, voice and infrastructure solutions built on open standards. Polycom powers smarter conversations, transforming lives and businesses worldwide. Please visit www.polycom.com for more information or connect with Polycom on Twitter, Facebook, and LinkedIn.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 regarding the acquisition’s effect on Polycom’s earnings and market share, the expected benefits of the acquisition and the strategic relationship to Polycom and its customers, and Polycom’s future solutions roadmap. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risks related to potential difficulties that may be encountered in closing the acquisition and Polycom’s ability to (1) successfully integrate the acquired products, technologies and employees into Polycom and achieve expected synergies of the acquisition and the strategic relationship, (2) compete successfully in this highly competitive and rapidly changing marketplace, (3) retain key employees, (4) achieve expected benefits from its strategic relationship with HP; and (5) other factors affecting the operation of the respective businesses, as well as those risks and uncertainties included under the caption “Risk Factors” in Polycom’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and in other reports filed by Polycom with the SEC. Polycom disclaims any intent or obligations to update these forward-looking statements.

© 2011 Polycom, Inc. All rights reserved. POLYCOM®, the Polycom “Triangles” logo, and the names and marks associated with Polycom’s products are trademarks and/or service marks of Polycom, Inc. and are registered and/or common law marks in the United States and various other countries. All other trademarks are property of their respective owners.